EXHIBIT 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 26, 2005, relating to the consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows and the related financial statement schedule for the year ended December 31, 2004 of Kana Software, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Kana Software, Inc. for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

August 24, 2007